Exhibit 3.1

                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                   DELIVERED 04:07 PM 05/16/2011
                                                       FILED 03:40 PM 05/16/2011
                                                    SRV 110553906 - 4983176 FILE

                          CERTIFICATE OF INCORPORATION

FIRST: The name of the corporation shall be:

                                  WEBFOLIO INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is The Company Corporation.

THIRD: The purpose or purposes of the corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock, which this corporation is authorized to issue, is One Hundred Thirty Million (130,000,000) shares of common stock with a par value of $0.0001.

FIFTH: The name and address of the incorporator is as follows:

                            The Company Corporation
                            2711 Centerville Road
                            Suite 400
                            Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be liabile to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the forgoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 16th day of May, 2011.

                               The Company Corporation, Incorporator


                               /s/ Paul Pine
                               -------------------------------------
                               Name: Paul Pine
                               Assistant Secretary